Exhibit 99.1

DOUGLAS DYNAMICS REPORTS FIRST QUARTER 2025 RESULTS

Record Results at Work Truck Solutions;

Positive Impact of Winter Weather at Work Truck Attachments

First Quarter 2025 Highlights*:

●	Net Sales increased 20.3% to a record $115.1 million
●	Gross Margin improved by 470 basis points to 24.5%
●	Net Income improved to $0.1 million, with break-even diluted EPS
●	Adjusted EBITDA increased to $9.4 million
●	Record adjusted diluted EPS of $0.09

*All comparisons are to first quarter 2024 financials

May 5, 2025 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer and upfitter of work truck attachments and equipment, today announced financial results for the first quarter ended March 31, 2025. Unless otherwise stated, all comparisons made in this document are between the first quarters of 2025 and 2024.

“With a rich history, deep industry experience, and a focus on continuous improvement, our brands continue to get stronger as we look to the future,” explained Mark Van Genderen, President, and CEO. “This was an excellent quarter for our company across the board, with both segments executing successfully and delivering robust results. I am tremendously proud to be leading this amazing team, and I am committed to delivering profitable, sustainable growth to create long-term value for all stakeholders.”

Consolidated First Quarter 2025 Results

$ in millions (except Margins & EPS)	Q1 2025	Q1 2024
Net Sales	$115.1	$95.7
Gross Profit Margin	24.5%	19.8%

Income (Loss) from Operations	$3.2	$(6.4)
Net Income (Loss)	$0.1	$(8.4)
Diluted EPS	$0.00	$(0.37)
Adjusted EBITDA	$9.4	$1.5
Adjusted EBITDA Margin	8.2%	1.6%
Adjusted Net Income (Loss)	$2.2	$(6.5)
Adjusted Diluted EPS	$0.09	$(0.29)

●

The 20.3% increase in Net Sales to a record $115.1 million and the 470-basis point improvement in gross margin to 24.5% was based on increased sales of equipment and parts and accessories at Work Truck Attachments and higher municipal volumes at Work Truck Solutions.

●	Selling, general and administrative expenses increased by $1.9 million to $23.4 million related to improved performance leading to higher stock-based compensation.

Douglas Dynamics – First Quarter 2025

●	Interest expense decreased 32.3%, or $1.1 million, to $2.4 million, following the debt reduction and lower revolver borrowings related to the sale leaseback transaction in September 2024.
●	Net Income for the quarter was $0.1 million, compared to a Net Loss of $(8.4) million for the same period in 2024, an improvement of $8.5 million.
●	Adjusted EBITDA increased significantly to $9.4 million, with record adjusted EPS of $0.09.

Work Truck Attachments Segment First Quarter 2025 Results

$ in millions (except Adjusted EBITDA Margin)	Q1 2025	Q1 2024
Net Sales	$36.5	$23.8
Adjusted EBITDA	$0.3	($4.5)
Adjusted EBITDA Margin	0.9%	(18.7%)

●	Results at Work Truck Attachments improved significantly across the board with Net sales increasing 52.9% to $36.5 million, and Adjusted EBITDA increasing $4.8 million to $0.3 million.
●

The positive results were driven by increased snowfall in core markets, plus above average ice events across a large part of the country, which led to higher sales of both equipment and parts and accessories.

Van Genderen noted, “Overall, this winter saw more typical weather patterns in some of our core markets, which is reflected in our results. While snowfall this winter was still approximately 12% below the ten-year average, it was approximately 30% higher than the previous winter ended in March 2024. The country also experienced generally colder temperatures and significantly higher than average ice events during the snow season, driving higher sales of ice control equipment in the first quarter. Our preseason sales period is now underway, which allows us to continue assessing the impact of lower than average snowfall (over) the past several years on 2025 attachment sales. These expectations are reflected in our guidance for the year.”

Work Truck Solutions Segment First Quarter 2025 Results

$ in millions (except Adjusted EBITDA Margin)	Q1 2025	Q1 2024
Net Sales	$78.6	$71.8
Adjusted EBITDA	$9.1	$6.0
Adjusted EBITDA Margin	11.6%	8.4%

●	Work Truck Solutions continues to produce stronger results with Net Sales increasing 9.5% to $78.6 million, based on higher municipal volumes and improved price increase realization.
●	Adjusted EBITDA for the quarter increased 51.7% to $9.1 million, and Adjusted EBITDA margin increased 320 basis points to 11.6%, a record first quarter margin.

Van Genderen stated, “This is the fourth consecutive quarter of record results at Solutions, which is both a testament to our teams’ hard work to drive operating efficiency, plus more favorable market conditions. Overall, our backlog remains near record levels, and demand remains solid, with the municipal sector being a particularly bright spot. I am enjoying working more closely with the Solutions team as we look to optimize and expand our operations in 2025 and beyond.”

Douglas Dynamics – First Quarter 2025

Dividend & Liquidity

●	A quarterly cash dividend of $0.295 per share of the Company's common stock was paid on March 31, 2025, to stockholders of record on March 18, 2025.
●

Net cash used in operating activities decreased considerably from $21.6 million in the first quarter 2024 to $1.3 million this quarter, primarily due to improved earnings, as well as favorable changes in working capital.

●

In March 2025, the Company closed on its amended credit agreement which includes a $150 million senior secured term loan and a $125 million senior secured revolving credit facility due in 2030. The amended agreement replaces a $147 million senior secured term loan and a $150 million senior secured revolving credit facility that was due in 2026.

●

Total inventory was $171.5 million at the end of the first quarter, compared to $174.8 million at the same point last year. The Attachments segment significantly reduced its inventory over the past year, which was offset by a planned increase in inventory and chassis in the Solutions segment.

●

Capital expenditures increased to $2.2 million as the company returned towards a more typical program of investment, which is expected to be towards the higher end of the typical range of 2-3% of Net Sales in 2025.

●	The leverage ratio at March 31, 2025 was 2.1X, an improvement when compared to 3.3X at the same point in 2024, and well within our stated goal range of 1.5X to 3.0X.

2025 Outlook

Sarah Lauber, Executive Vice President and CFO, noted, “The year is off to a strong start, which is partly related to the timing of some projects, and it remains to be seen how the elongated equipment replacement cycle at Attachments could impact our preseason results. Coupled with the uncertainty regarding the economy and tariff situation, we are maintaining our guidance, and plan to narrow the ranges later in the year. While the tariff situation remains fluid, we have contemplated the impact of the tariffs already in place in our current guidance, and we believe our predominantly U.S. based supply chain means we are well positioned.”

2025 Outlook

●	Net Sales are expected to be between $610 million and $650 million.
●	Adjusted EBITDA is predicted to range from $75 million to $95 million.
●	Adjusted Earnings Per Share are expected to be in the range of $1.30 per share to $2.10 per share.
●	The effective tax rate is expected to be approximately 24% to 25%.

The 2025 outlook assumes relatively stable economic and supply chain conditions, and that core markets will experience average snowfall in the fourth quarter of 2025.

With respect to the Company’s 2025 financial outlook, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various extraordinary, nonrecurring, or unusual charges and other certain items. These items have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. As a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

Douglas Dynamics – First Quarter 2025

Earnings Conference Call Information

The Company will host a conference call on Tuesday, May 6, 2025 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To join the conference call, please dial 1-833-634-5024 domestically, or 1-412-902-4205 internationally.

The call will also be available via the Investor Relations section of the Company’s website at www.douglasdynamics.com. For those who cannot listen to the live broadcast, replays will be available for one week following the call.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of commercial work truck attachments and equipment. For more than 75 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments: First, the Work Truck Attachments segment, which includes commercial snow and ice control equipment sold under the FISHER®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions under the HENDERSON® brand, and the DEJANA® brand and its related sub-brands.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The non-GAAP measures used in this press release are Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share, and Free Cash Flow. The Company believes that these non-GAAP measures are useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies. Reconciliations of these non-GAAP measures to the nearest comparable GAAP measures can be found immediately following the Consolidated Statements of Cash Flows included in this press release.

Adjusted EBITDA represents net income before interest, taxes, depreciation, and amortization, as further adjusted for certain charges consisting of unrelated legal and consulting fees, stock-based compensation, severance, restructuring charges, CEO transition costs, debt modification expense, loss on extinguishment of debt, and impairment charges. The Company uses Adjusted EBITDA in evaluating the Company’s operating performance because it provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Douglas Dynamics – First Quarter 2025

Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share (calculated on a diluted basis) represents net income (loss) and earnings (loss) per share (as defined by GAAP), excluding the impact of stock based compensation, severance, restructuring charges, CEO transition costs, debt modification expense, loss on extinguishment of debt, impairment charges, certain charges related to unrelated legal fees and consulting fees, and adjustments on derivatives not classified as hedges, net of their income tax impact. Adjustments on derivatives not classified as hedges are non-cash and are related to overall financial market conditions; therefore, management believes such costs are unrelated to our business and are not representative of our results. Management believes that Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

Free Cash Flow is a non-GAAP financial measure that we define as net cash provided by (used in) operating activities less capital expenditures. Free Cash Flow should be evaluated in addition to, and not considered a substitute for, other financial measures such as Net Income and Net Cash Provided By (Used in) Operating Activities. We believe that free cash flow represents our ability to generate additional cash flow from our business operations.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources. These statements are often identified by use of words such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments, and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, our ability to manage general economic, business and geopolitical conditions, including the impacts of natural disasters, labor strikes, global political instability, adverse developments affecting the banking and financial services industries, pandemics and outbreaks of contagious diseases and other adverse public health developments, increases in the price of steel or other materials, including as a result of tariffs, necessary for the production of our products that cannot be passed on to our distributors, our inability to maintain good relationships with our distributors, our inability to maintain good relationships with the original equipment manufacturers with whom we currently do significant business, lack of available or favorable financing options for our end-users, distributors or customers, increases in the price of fuel or freight, a significant decline in economic conditions, the inability of our suppliers and original equipment manufacturer partners to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, including policy or regulatory changes related to climate change, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, or our ability to execute repurchases under our stock repurchase program, our inability to effectively manage the use of artificial intelligence, our inability to compete effectively against competition, our inability to successfully implement our new enterprise resource planning system at Dejana, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2024 and any subsequent Form 10-Q filings. You should not place undue reliance on these forward-looking statements. In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

For further information contact:

Douglas Dynamics, Inc.

Nathan Elwell

Vice President of Investor Relations

847-530-0249

investorrelations@douglasdynamics.com

Douglas Dynamics – First Quarter 2025

Douglas Dynamics, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2025	2024
	(unaudited)	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$7,207	$5,119
Accounts receivable, net	69,219	87,407
Inventories	171,472	137,034
Inventories - truck chassis floor plan	21,174	2,612
Prepaid and other current assets	5,181	6,053
Total current assets	274,253	238,225

Property, plant, and equipment, net	40,791	41,311
Goodwill	113,134	113,134
Other intangible assets, net	112,000	113,550
Operating lease - right of use asset	68,271	70,801
Non-qualified benefit plan assets	10,562	10,482
Other long-term assets	2,029	2,480
Total assets	$621,040	$589,983

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$42,864	$32,319
Accrued expenses and other current liabilities	23,532	26,182
Floor plan obligations	21,174	2,612
Operating lease liability - current	7,185	7,394
Income taxes payable	1,612	1,685
Short term borrowings	12,000	-
Current portion of long-term debt	7,416	-
Total current liabilities	115,783	70,192

Retiree benefits and deferred compensation	13,309	13,616
Deferred income taxes	24,605	24,574
Long-term debt, less current portion	140,467	146,679
Operating lease liability - noncurrent	62,636	64,785
Other long-term liabilities	5,355	5,922

Total stockholders' equity	258,885	264,215
Total liabilities and stockholders' equity	$621,040	$589,983

Douglas Dynamics – First Quarter 2025

Douglas Dynamics, Inc.
Condensed Consolidated Statements of Income (Loss)
(In thousands, except share and per share data)

	Three Month Period Ended
	March 31, 2025	March 31, 2024
	(unaudited)

Net sales	$115,067	$95,655
Cost of sales	86,928	76,735
Gross profit	28,139	18,920

Selling, general, and administrative expense	23,387	21,488
Impairment charges	-	1,224
Intangibles amortization	1,550	2,630

Income (loss) from operations	3,202	(6,422)

Interest expense, net	(2,384)	(3,524)
Debt modification expense	(176)	-
Loss on extinguishment of debt	(156)	-
Other income, net	4	3
Income (loss) before taxes	490	(9,943)

Income tax expense (benefit)	342	(1,591)

Net income (loss)	$148	$(8,352)

Weighted average number of common shares outstanding:
Basic	23,121,555	23,009,369
Diluted	23,121,555	23,009,369

Earnings (loss) per share:
Basic earnings (loss) per common share attributable to common shareholders	$0.01	$(0.37)
Loss per common share assuming dilution attributable to common shareholders	$(0.00)	$(0.37)
Cash dividends declared and paid per share	$0.30	$0.30

Douglas Dynamics – First Quarter 2025

Douglas Dynamics, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three Month Period Ended
	March 31, 2025	March 31, 2024
	(unaudited)

Operating activities
Net income (loss)	$148	$(8,352)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	3,823	5,345
Gain on disposal of fixed assets	-	(6)
Amortization of deferred financing costs and debt discount	169	147
Debt modification expense	176	-
Loss on extinguishment of debt	156	-
Stock-based compensation	2,150	355
Adjustments on derivatives not designated as hedges	-	(172)
Provision for losses on accounts receivable	157	179
Deferred income taxes	31	96
Impairment charges	-	1,224
Non-cash lease expense	2,056	1,364
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	18,030	25,001
Inventories	(34,438)	(34,378)
Prepaid assets, refundable income taxes paid and other assets	(1,782)	(3,250)
Accounts payable	10,953	(6,695)
Accrued expenses and other current liabilities	(2,903)	(2,238)
Benefit obligations, long-term liabilities, and other	(63)	(241)
Net cash used in operating activities	(1,337)	(21,621)

Investing activities
Capital expenditures	(2,161)	(1,328)
Net cash used in investing activities	(2,161)	(1,328)

Financing activities
Shares withheld on restricted stock vesting paid for employees’ taxes	(161)	-
Payments of financing costs	(200)	(279)
Payments on life insurance policy loans	(119)	(204)
Dividends paid	(7,016)	(6,750)
Net revolver borrowings	12,000	8,000
Borrowings on long-term debt	148,770	-
Repayment of long-term debt	(147,688)	-
Net cash provided by financing activities	5,586	767
Change in cash and cash equivalents	2,088	(22,182)
Cash and cash equivalents at beginning of period	5,119	24,156
Cash and cash equivalents at end of period	$7,207	$1,974

Non-cash operating and financing activities
Truck chassis inventory acquired through floorplan obligations	$19,083	$3,211

Douglas Dynamics – First Quarter 2025

Douglas Dynamics, Inc.
Segment Disclosures (unaudited)
(In thousands, except Adjusted EBITDA margin)

	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024

Work Truck Attachments
Net Sales	$36,457	$23,840
Adjusted EBITDA	$327	$(4,468)
Adjusted EBITDA Margin	0.9%	-18.7%

Work Truck Solutions
Net Sales	$78,610	$71,815
Adjusted EBITDA	$9,104	$6,002
Adjusted EBITDA Margin	11.6%	8.4%

Douglas Dynamics, Inc.
Free Cash Flow reconciliation (unaudited)
(In thousands)

	Three month period ended March 31,
	2025	2024

Net cash used in operating activities	$(1,337)	$(21,621)
Acquisition of property and equipment	(2,161)	(1,328)
Free cash flow	$(3,498)	$(22,949)

Douglas Dynamics – First Quarter 2025

Douglas Dynamics, Inc.
Net Income (Loss) to Adjusted EBITDA reconciliation (unaudited)
(In thousands)

	Three month period ended March 31,
	2025	2024

Net income (loss)	$148	$(8,352)

Interest expense - net	2,384	3,524
Income tax expense (benefit)	342	(1,591)
Depreciation expense	2,273	2,715
Intangibles amortization	1,550	2,630
EBITDA	6,697	(1,074)

Stock-based compensation	2,150	355
Debt modification expense	176	-
Loss on extinguishment of debt	156	-
Impairment charges (1)	-	1,224
Other charges (2)	252	1,029
Adjusted EBITDA	$9,431	$1,534

(1)  Reflects impairment charges taken on certain internally developed software in the three months ended March 31, 2024.

(2)  Reflects unrelated legal, severance, restructuring, and consulting fees for the periods presented.

Douglas Dynamics – First Quarter 2025

Douglas Dynamics, Inc.
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) (unaudited)
(In thousands, except share and per share data)

	Three month period ended March 31,
	2025	2024

Net income (loss)	$148	$(8,352)
Adjustments:
Stock based compensation	2,150	355
Debt modification expense	176	-
Loss on extinguishment of debt	156	-
Impairment charges (1)	-	1,224
Adjustments on derivative not classified as hedge (2)	-	(172)
Other charges (3)	252	1,029
Tax effect on adjustments	(683)	(609)
Adjusted net income (loss)	$2,199	$(6,525)

Weighted average basic common shares outstanding	23,121,555	23,009,369
Weighted average common shares outstanding assuming dilution	23,121,555	23,009,369

Adjusted earnings (loss) per common share - dilutive	$0.09	$(0.29)

GAAP diluted loss per share	$(0.00)	$(0.37)
Adjustments net of income taxes:

Stock based compensation	0.07	0.02
Debt modification expense	-	-
Loss on extinguishment of debt	-	-
Impairment charges (1)	-	0.04
Adjustments on derivative not classified as hedge (2)	-	(0.01)
Other charges (3)	0.02	0.03

Adjusted diluted earnings (loss) per share	$0.09	$(0.29)

(1) Reflects impairment charges taken on certain internally developed software in the three months ended March 31, 2024.
(2) Reflects non-cash mark-to-market and amortization adjustments on an interest rate swap not classified as a hedge for the periods presented.
(3) Reflects unrelated legal, severance, restructuring, and consulting fees for the periods presented.